Exhibit 99.1

AGREEMENT

This Agreement (this “Agreement”) is entered into as of November 14, 2014 by and between Lance Funston (“Funston”) and The Lion Fund, L.P. (“TLF”).

Recitals

1.           TLF currently holds 776,259 shares (the “Aggregate Shares”) of Common Stock of CCA Industries, Inc., a Delaware corporation (the “Company”).

2.           Funston and TLF desire to set forth herein certain terms and conditions regarding the Aggregate Shares.

3.           Funston believes that TLF is a significant stockholder of the Company and that Sardar Biglari (“Biglari”), Chairman and Chief Executive Officer of the general partner of TLF, has a long history with, and a familiarity relating to the business operations of, the Company and that, as a result thereof, the Company would benefit from having Biglari serve on the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Board Designation.  If the Board nominates Biglari and Philip L. Cooley (“Cooley”) to the Board, Biglari and Cooley shall accept such nomination and serve on the Board upon their election; provided, however, that TLF may instead designate another representative(s) to the Board if such representative(s) is acceptable to the Board.

2.           Lock-up.

                              (a)           TLF hereby agrees that, during the period (the “Restricted Period”) beginning on the date hereof and continuing until (but not including) the earliest to occur of (x) January 1, 2018, (y) the execution of a definitive agreement providing for a Company Sale, or the public announcement of a Company Sale, as a result of which stockholders of the Company will receive cash and/or securities in exchange for or in respect of their shares of Common Stock of the Company having a per share value (the “Per Share Consideration”) of less than the Put Purchase Price (as defined below), and (z) the occurrence of a Bankruptcy Event (such earliest date, the “Restricted  Period End Date”), or if earlier, the date that this Agreement is terminated by the written consent of Funston, TLF will not, without the prior written consent of Funston, directly or indirectly, (i) offer, pledge (other than in connection with margin loans in the ordinary course of business), sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any of the Aggregate Shares or any securities convertible into or exchangeable or exercisable for the Aggregate Shares, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Aggregate Shares, whether any such swap or transaction is to be settled by delivery of the Aggregate Shares or other securities, in cash or otherwise. In order to ensure compliance with the restrictions set forth in this Section 2, TLF agrees that the Company may issue appropriate stop-transfer certificates or instructions with respect to any Aggregate Shares until the Restricted Period End Date.

                              (b)           For purposes of this Section 2:

(i)
“Company Sale” means a transaction or series of transactions with a party or group of parties acting in concert that involves (A) any merger, consolidation or business combination of the Company and/or its subsidiaries following which the stockholders of the Company immediately prior to such transaction own, directly or indirectly, less than 50% of the shares or other equity interests of the Company or the surviving entity in any such transaction, or (B) any sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, whether by merger, consolidation, other business combination, sale, reorganization, exchange or otherwise.

(ii)
“Bankruptcy Event” means (A) the making by the Company or any of its subsidiaries of an assignment for the benefit of creditors or an admission in writing of its inability to pay its debts as they become due, (B) the Company or any of its subsidiaries being adjudicated a bankrupt or insolvent, (C) the appointment of a receiver, liquidator or trustee, or the filing of a petition for the appointment of a receiver, liquidator or trustee, for the Company or any of its subsidiaries or all or a substantial part of their respective assets, (D) the filing of a petition for bankruptcy, reorganization or arrangement pursuant to any federal or state bankruptcy or insolvency law by or against the Company or any of its subsidiaries, or (E) the commencement of a proceeding for the dissolution, liquidation or reorganization of the Company or any of its subsidiaries, provided (in the case of each of clauses (C) through (E)) that, if such appointment, petition or proceeding was involuntary and not consented to by the Company or its subsidiary, the same continues for 60 days without being discharged, stayed or dismissed.

(iii)
The value of any security included in the Per Share Consideration shall be the average of the closing prices of such security on the ten trading days immediately preceding the date of the public announcement of the Company Sale, on the exchange where it is primarily traded or, if such security is not traded on an exchange, as reported by an established quotation service for over-the-counter securities.

3.           Put Right.  TLF shall have the right, exercisable at any time and from time to time beginning on the Restricted Period End Date and continuing for a period of 30 days thereafter (the “Put Period”), to sell all or a portion of the Aggregate Shares to Funston or an affiliate of Funston, and Funston will be obligated to, or will cause such affiliate to, purchase such Aggregate Shares, at a purchase price of $6.00 per share (subject to adjustment for stock splits and combinations, stock dividends and similar transactions) (the “Put Purchase Price”). Such rights to sell to Funston or such affiliate pursuant to this Section 3 are referred to herein as the “Put Right.”  TLF shall exercise the Put Right by giving written notice of exercise (the “Put Right Notice”) to Funston, which notice shall set forth the number of Aggregate Shares to be purchased by Funston or such affiliate (the “Put Shares”).  Within seven business days after Funston or his affiliate receives the Put Right Notice, Funston shall, or shall cause such affiliate to, pay the aggregate Put Purchase Price for the Put Shares to TLF by check or wire transfer of immediately available funds to an account designated by TLF.  Promptly after TLF receives such payment, TLF shall deliver (or arrange for delivery) to Funston or such affiliate a stock certificate representing the Put Shares (free and clear of any rights, restrictions, liens or encumbrances whatever) purchased by Funston or such affiliate together with a fully-executed stock power.

4.           Voting Agreement.  TLF agrees during the Restricted Period to vote the Aggregate Shares (i) in favor of any proposal for which the Board has recommended a “For” vote, including a sale of, or acquisition of another business or company by, the Company, and (ii) against any proposal for which the Board has recommended an “Against” vote.

5.           Representations and Warranties of TLF.

                             (a)           TLF has the full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement constitutes a legal, valid and binding obligation of TLF, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not violate any obligation of TLF.

                             (b)           TLF hereby represents and warrants to Funston that TLF owns beneficially all of the Aggregate Shares free and clear of any rights, restrictions, liens or encumbrances whatever.

6.           Representations and Warranties of Funston.  Funston has the full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement constitutes a legal, valid and binding obligation of Funston, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not violate any obligation of Funston.  Funston will acquire the Put Shares for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person or entity will have a direct or indirect beneficial interest in the Put Shares.  Funston has the financial ability to bear the economic risk of his investment, has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to his investment in the Company.  Funston has such knowledge and experience in financial, and business matters as to be capable of evaluating the merits and risks of an investment in the Put Shares.  At all times during the term of this Agreement, Funston will have sufficient, liquid funds necessary to purchase the Aggregate Shares for the aggregate Put Purchase Price.

7.           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules in that or any other jurisdiction.  Each of the parties hereto knowingly, voluntarily and intentionally waives an and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.  The parties agree, solely in respect of the interpretation and enforcement of the provisions of this Agreement, to submit to the exclusive jurisdiction of, and to waive any objection as to venue in, the federal or state courts located in the County of New Castle, State of Delaware.

8.           Amendments; Modifications; Supplements.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the parties hereto.

9.           No Waiver; Cumulative Remedies.  No failure or delay on the part of either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder.  No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the party granting such waiver.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.         Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

11.         Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.         Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.  Delivery of a photocopy or facsimile of an executed counterpart of a signature page to this Agreement shall be as effective as a delivery of a manually executed counterpart of this Agreement.

13.         Binding Effect; Assignment.  This Agreement is binding upon and inures to the benefit of the parties hereto, and their respective successors and assigns, except that neither party shall have the right to assign its rights or obligations hereunder to a third party without the other party’s prior written consent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

/s/ Lance Funston
Lance Funston

[Signature Page to Agreement]

THE LION FUND, L.P.

By: Biglari Capital Corp., its general partner

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

Solely for purposes of Section 1:

/s/ Sardar Biglari
Sardar Biglari

/s/ Philip L. Cooley
Philip L. Cooley

[Signature Page to Agreement]